Exhibit 5.1

555 SOUTH FLOWER STREET — FIFTIETH FLOOR — LOS ANGELES, CALIFORNIA 90071.2300

TELEPHONE: +1.213.489.3939 — FACSIMILE: +1.213.243.2539

March 6, 2015

Heron Therapeutics, Inc.

123 Saginaw Drive

Redwood City, California 94063

Re:	Registration Statement on Form S-8 Filed by Heron Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Heron Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 629,114 shares of common stock, $0.01 par value (the “Shares”), of the Company that may be issued under certain stand-alone non-qualified stock option awards made to certain employees in connection with such employees’ employment (the “Employee Grants”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Employee Grants will be, when issued or delivered and sold in accordance with the applicable non-qualified stock option agreement under which they were granted, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Employee Grants and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each of the Employee Grants has been approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

ALKHOBAR — ATLANTA — BEIJING — BOSTON — BRUSSELS — CHICAGO — CLEVELAND — COLUMBUS — DALLAS — DUBAI

FRANKFURT — HONG KONG — HOUSTON — IRVINE — JEDDAH — LONDON — LOS ANGELES — MADRID — MEXICO CITY

MILAN — MOSCOW — MUNICH — NEW DELHI — NEW YORK — PARIS — PITTSBURGH — RIYADH — SAN DIEGO

SAN FRANCISCO — SÃO PAULO — SHANGHAI — SILICON VALLEY — SINGAPORE — SYDNEY — TAIPEI — TOKYO — WASHINGTON

JONES DAY

March 6, 2015

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Employee Grants under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day